Exhibit 10.13

DISTRIBUTOR AGREEMENT

This Distributor Agreement (this “Agreement”) is entered into with effect as of the Effective Date (defined below) by and between Grafiti LLC, a Nevada limited liability company having a principal place of business at 405 Waverley Street, Palo Alto, CA 94301 (“Company”), and the “Distributor” listed below.

Distributor Name:	Grafiti Limited	Contact:	Noorian Riaz
Entity Type:		Title:	Country Manager
State of Incorp/Formation:	United Kingdom	Phone:	+441753701010
Principal Place of Business:	United Kingdom	Fax:
	Regus House, Bath Road, Slough Berkshire SL6 *HD, UK	Email:	Noorian.riaz@grafiti.com

This Agreement includes the following Terms and Conditions, Exhibit A (Distributor Schedule), and other documents expressly incorporated herein by reference.

WHEREAS, in accordance with that certain Contribution, Assignment and Assumption Agreement (the “Contribution Agreement”) XTI Aerospace, Inc. (formerly Inpixon) (“Inpixon”) assigned to Company and Company acquired and assumed the rights and obligations of Inpixon under that certain Exclusive Software License and Distribution Agreement, as amended from time to time, by and among Cranes Software International Ltd., a company organized under the laws of India, Systat Software, Inc. and Inpixon, with an effective date as of June 1, 2020 (the “ESLA”);

WHEREAS, pursuant to the ESLA and Contribution Agreement, Company and its affiliates have an exclusive license to market, distribute, and sell the Software, including the exclusive right to appoint distributors of the Software in the Territory to market, distribute and sell the Software on the Company’s behalf;

WHEREAS, in accordance with the terms and conditions of this Agreement, which shall supersede and replace any other agreement between Inpixon and Distributor, Company desires that Distributor be appointed or otherwise continue to market, sell, and distribute the Products in the Territory and as a distributor of the Software within the Territory with effect as of January 1, 2024 (the “Effective Date”); and

WHEREAS, Distributor desires to continue to resell the Products within the Territory and to accept the Company’s appointment as a distributor of the Products, in accordance with the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS AND CONDITIONS

1.	Definitions

1.1. “Documentation” means the operating, training, reference and installation manuals and any other materials or documents for the Products, including any enhancements, modifications or upgrades thereto, provided to Distributor by Company , with respect to the use and maintenance of the Products.

1.2. “End User” means New End Users and/or Pre-Existing End Users, as applicable.

1.3. “Hardware” means the physical hardware components of the Product.

1.4. “Improvement” means any derivative work, (as defined in 17 U.S.C. § 101) improvement, modification or further development of the Software.

1.5. “Intellectual Property Rights” means any and all now known and hereafter existing (i) copyrights, and copyrightable works of authorship, exploitation rights, moral rights and mask work rights, (ii) trademark, trade name and service mark rights, (iii) trade secret rights, including, without limitation, all rights in Company Confidential Information and proprietary rights whether arising by law or contract, (iv) patent rights, rights in inventions and processes (whether patentable or not), designs, algorithms and other industrial property rights, and (v) other intellectual and industrial property rights and proprietary rights of every kind and nature throughout the world, whether arising by operation of law, by contract, by license or otherwise.

1.6. “New End User” means an entity that purchases and/or licenses a Product from Distributor following the Effective Date.

1.7. “Pre-Existing End Users” means an entity that purchased and/or licensed a Product from Distributor prior to the Effective Date.

1.8. “Product(s)” means the Software and includes any associated Hardware.

1.9. “Purchase Order” means a written order for Products submitted by Distributor to Company pursuant to Section 4.

1.10. “Software” means the scientific and mathematical software of Company and its licensors, specifically as set forth in Exhibit A, incorporated in the Products in object code format, delivered in connection with a Purchase Order submitted under this Agreement, whether or not there is a separate charge therefor. The term “Software” shall also include any Updates and/or Improvements of the Software delivered to Distributor hereunder, as determined by Company in its sole discretion. All Software is licensed and not sold, notwithstanding any reference herein to the contrary.

1.11. “Territory” means the country or countries set forth in Exhibit A.

1.12. “Updates” means enhancements, upgrades, updates, corrections, revisions, error corrections, bug fixes, and/or new versions of the Software and/or Documentation.

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2.	Appointment.

2.1. Appointment of Distributor. Subject to the terms and conditions of this Agreement, Company grants to Distributor a non-exclusive (unless otherwise explicitly set forth within Exhibit A), non-transferable right and license, during the Term (as defined below) and solely within the Territory, to market, distribute and resell the Products and related Documentation, to End Users, and Distributor accepts such appointment. For avoidance of doubt, Distributor agrees that it shall not market or solicit orders for the Products outside of the Territory.

2.2. End User Agreement. The Products (including any renewals thereof) shall be distributed, licensed and/or sold, as applicable, by Distributor to End Users subject to Company’s then current standard terms and conditions, limited warranties and end user agreements, which may be included in part, with the Products as a “click-through” or “shrink-wrap” agreement, all of which are hereby incorporated by reference (collectively, the “End User Agreement”) and will be made available to Distributor as applicable; provided, that, with respect to Pre-Existing End Users, such Pre-Existing End Users shall be subject to the end user terms that were applicable at the time Distributor licensed or sold the Products to the applicable Pre-Existing End User (the “Pre-Existing End User Terms”); provided, further, however, if, following the Effective Date, an applicable Pre-Existing End User elects to renew a license, or license or purchase additional Products from Distributor, Distributor shall ensure that such Pre-Existing End User enters into the applicable End User Agreement with respect to such Pre-Existing End User’s license and/or purchase of the applicable Products. Distributor shall not grant to New End Users any rights to the Products or make any warranties with respect to the Products other than pursuant to the End User Agreement or, with respect to Pre-Existing End Users, the Pre-Existing End User Terms, as applicable. Distributor shall: (i) as of and following the Effective Date, make each New End User aware of the End User Agreement prior to sale of the Products; (ii) as of and following the Effective Date, obtain each New End User’s signed agreement to each End User Agreement, as applicable; and (iii) promptly report to Company any breach, or suspected breach, of the End User Agreement or any Pre-Existing End User Terms, as applicable by a New End User or Pre-Existing End User, as applicable, of which it becomes aware and provide reasonable assistance as requested by Company to facilitate Company’s enforcement of its rights against the applicable New End User or Pre-Existing End User, as applicable, in accordance with the applicable End User Agreement or any Pre-Exiting End User Terms, as applicable.

2.3. No Subcontractors. Distributor will not use or appoint subcontractors or sub-distributors (collectively, “Subcontractors”) to perform any of its obligations hereunder or distribute and resell the Products under the rights and licenses granted above unless it first obtains the prior written approval of Company in each instance, which approval may be granted or withheld in Company’s sole discretion. Company shall have the right at any time upon notice to Distributor to revoke approval of any Subcontractor and, following such revocation, Company shall promptly, but in any event within thirty (30) days of receipt of an applicable notice, terminate and wind down Distributor’s relationship with such approved Subcontractor, as applicable.

3.	Responsibilities of Distributor.

3.1. Marketing and Promotion. Distributor shall, at its expense, market and promote the Products to End Users in the Territory during the Term in an effort to maximize sales of Products to End Users in the Territory. These efforts may include without limitation the use of mailings, telemarketing programs, advertising, seminars, or other customary marketing techniques and collaboration with Company; provided, that Distributor shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Company. Distributor’s marketing and promotion of the Products shall, at a minimum, meet any marketing and promotion obligations set forth within Exhibit A. Distributor will not make any representations, warranties or other statements concerning the Products that are inconsistent with Company’s marketing materials, the Documentation and/or the terms of this Agreement; provided, that, Distributor shall not be deemed to be in breach of the foregoing obligation with respect to representations, warranties or other statements concerning the Products that were authorized by Systat and made by Distributor to Pre-Existing End Users prior to the Effective Date. Distributor guarantees and ensures that all marketing and promotional efforts it undertakes with respect to the Products comply with all applicable laws, and Distributor agrees to indemnify, to the fullest extent permitted by law, Company from and against any fines or penalties that may arise as a result of Distributor’s breach of this obligation. Company and Distributor will engage in regular quarterly marketing and sales reviews in which Company will have visibility into Distributor’s sales process, End User pipeline and promotional activities.

3.2. Forecasts. Distributor and Company shall discuss anticipated plans for marketing and sales activities for the Product within the territory, which shall address the relative expertise and skill levels of the individuals engaged in the marketing and sales activities along with a good faith quarterly forecast for the following four (4) quarters (the “Marketing Plan”). At least thirty (30) days prior to the commencement of each calendar quarter during the Term, Distributor shall provide to Company any updates to the Marketing Plan or advise that there are no such updates. The Marketing Plan is provided for informational purposes and shall not create any binding obligations on behalf of either party. Distributor shall also participate in quarterly business reviews with the assigned personnel of the Company.

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3.3. Training. Company shall provide Distributor with training materials for the Products, as Company deems appropriate, to facilitate Distributor’s proficiency in the performance of its obligations under this Agreement. Distributor shall complete all required partner training with respect to the Products within sixty (60) days after being first offered or provided access by the Company. All rights and privileges offered by Company to Distributor hereunder are contingent upon Distributor being continuously and properly trained in accordance with the applicable training materials during the Term of this Agreement.

3.4. Feedback. Distributor shall provide prompt written notice to Company of any comments or complaints about the Products that are made by End Users, and of any problems with the Products or their use of which Distributor becomes aware. Any information provided by Distributor to Company in connection with the foregoing shall be the property of Company and shall be considered Company’s Confidential Information (as defined below).

3.5. Audit Rights. Distributor shall maintain full and complete records of the distribution, sale and/or license of Products during the Term and for at least two (2) years thereafter. In addition, with respect to the sale and/or license of the Products to Pre-Existing End Users, Distributor shall maintain such records from the date of the first sale and/or license of the Products to the applicable Pre-Existing End User until two (2) years following the date of expiration or termination of this Agreement, as applicable. Company shall, at any time during such period, be entitled to audit such books and records upon ten (10) days’ written notice to Distributor in order to confirm Distributor’s compliance with this Agreement; provided, that no more than one such audit may be conducted annually. If any such audit reveals an underpayment by Distributor of more than five percent (5%) during the audited period or any material noncompliance, Distributor shall promptly reimburse Company for the amount of the underpayment (plus interest) and the reasonable cost of the audit.

3.6. Insurance. During the Term and for at least two (2) years thereafter, Distributor shall maintain with recognized insurance companies qualified to do business within the Territory, at its sole cost and expense, comprehensive general liability (including contractual liability and personal and advertising injury), product liability and errors and omissions insurance. Distributor must obtain insurance with limits that are specified by Company or, if not specified by Company, with limits that are reasonable for a company such as Distributor. Each policy required hereunder shall state that the coverage evidenced is primary and non-contributory to any insurance obtained by Company, contain a waiver of subrogation endorsement with respect to Company and designate the Company as an additional insured. Distributor will provide Company with a Certificate of Insurance stating that the foregoing insurance policies are in full force and that not less than thirty (30) days written notice shall be given to Company prior to any cancellation or non-renewal of the policies.

4.	Purchase, Delivery and Support.

4.1. Quotes; Purchase Orders. Distributor may request and will receive pricing for the Products in the form of a price quote issued by Company (the “Quote”). Distributor shall order Products by issuing Purchase Orders based on the applicable Quote(s) or the standard price list. Company shall have the right, within its sole discretion, to accept or reject Purchase Orders, and no Purchase Order shall be binding upon Company unless accepted by Company. Each Purchase Order will set forth, at a minimum, the following: (i) the Product purchased; (ii) the quantity of Product purchased; (iii) requested delivery dates, which shall be non-binding on Distributor; (iv) End User ship to location(s), if applicable, to include name and End User PO number; (v) Distributor billing address; (vi) Company issued Quote number, if applicable; and (vii) other delivery instructions. Accepted Purchase Orders shall constitute firm purchase obligations on behalf of Distributor and may not be canceled or rescheduled without Company’s consent. Company shall provide order confirmation within three (3) business days after receipt of a Purchase Order from Distributor. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of Products hereunder and nothing contained in Distributor’s Purchase Order shall supersede or modify this Agreement.

4.2. Delivery Dates. Company shall use commercially reasonable efforts to meet the delivery date set forth in the applicable Purchase Order, subject to Section 4.1(iii) above. The time period of delays and holds resulting from Distributor activity or inactivity shall be added to each such delivery date. Should Company be unable to make the Software available for download and activation (or shipment of the Product as applicable) by such delivery date, Distributor shall be informed in writing of such as soon as the delay is reasonably identified by Company and Distributor shall be advised of the new activation or shipment date as soon as it is available, provided however, that activation or delivery dates are estimates only and Company shall not be liable for any activation or delivery delays. The Company reserves the right to deliver partial shipments. Any partial shipments delivered by Company may be invoiced individually.

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4.3. Delivery Terms. Unless otherwise specified in a Quote or other similar written document, Products shall be delivered to the Distributor by making the Software available to the Distributor for delivery to the end user. Delivery of the Software by Company will be deemed to have been made when Company makes the Software available for download or installation and the necessary license keys are provided to the Distributor. Distributor will then provide the necessary license keys to the End User. Distributor acknowledges and agrees that each New End User and/or Pre-Existing End User that renews a license and/or purchases or licenses additional Products, will be required to accept the End User Agreement prior to or upon download, installation, or activation, as applicable, in order to be able to use or have access to the Products.

4.4. Product Changes. Company shall have the right to modify or discontinue any of the Products at any time in its sole discretion. Company will provide end of life notices at least ninety (90) days in advance of Product(s) discontinuance.

4.5. Support. Distributor shall be responsible for providing first level support to End Users which shall include, at a minimum, fielding initial End User phone calls or other inquiries from the End User with respect to the Products and making reasonable efforts to solve basic Products usage issues. If Distributor is unable to resolve an End User’s Product issue, subject to payment of applicable fees, Company shall provide second level and higher support and maintenance services to End Users in accordance with the terms and conditions of the applicable End User Agreement.

5.	Prices and Payment Terms.

5.1. Prices. Distributor shall pay to Company its then-current prices for the Products, subject to any applicable discount or other arrangement as the parties may agree to (the current amounts or arrangement of which is set forth in Exhibit A), and any applicable Quote(s). Company shall invoice Distributor upon Company’s acceptance of a Purchase Order. Company shall have the right to change Distributor’s discount upon written notice in the event that Distributor has not met applicable revenue goals as set forth within Exhibit A. Company shall have the right to revise its prices at any time but shall endeavor to provide thirty (30) days’ prior notice of price increases. Such revised prices and discounts shall apply to all Purchase Orders submitted after the effective date of the revision. Distributor shall be free to determine the prices it charges to End Users; provided, for the avoidance of doubt, such determination shall not change the amounts owed to Company by Distributor with respect to the applicable Products. All prices are exclusive of shipping charges.

5.2. Payment/Financing. Company will determine Distributor’s credit terms on a per-Purchase Order basis and such terms are subject to a credit review and approval by Company in its sole discretion. The amount of credit may be changed, or credit withdrawn by Company at any time in its sole discretion. Unless otherwise specified in a Quote or similar written document, all payments shall be made in U.S. Dollars within thirty (30) days after the date of invoice unless otherwise agreed by Company in writing. Any amounts not paid when due will accrue interest at the lower of 1.5% per month or the maximum rate permitted by law. Distributor will be responsible for invoicing its End Users for any fees and bears all risk of collection. Distributor’s obligation to pay Company is in no way contingent on Distributor’s collection of amounts owed to it by End Users. Without limiting any other right or remedy available to Company, in the event that any payment is more than thirty (30) days late, Company shall have the right to terminate this Agreement or suspend performance hereunder until all payments are made current. Each accepted Purchase Order is a separate, independent transaction, and Distributor has no right of set-off against other Purchase Orders or other transactions with Company. No discounts for prepayment are authorized hereunder.

5.3. Taxes. All prices are exclusive of taxes (unless specifically described otherwise) and Distributor will not withhold, deduct or otherwise reduce any amounts for taxes. Distributor agrees to pay all taxes, fees, surcharges, duties and other assessments levied by federal, state and/or Provincial and local governments that are imposed on Distributor’s obligations hereunder.

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6.	Proprietary Rights; Restrictions.

6.1. Intellectual Property Ownership. Title to and ownership of all Intellectual Property Rights in and to the Products, Software and Documentation, and any Improvements and/or Updates thereto, shall at all times remain the property of Company or Company’s licensors. Company reserves all rights not expressly granted herein. Distributor shall, at its own cost and expense, protect and defend Company’s ownership of the Intellectual Property Rights in the Products against all claims, liens, legal processes of creditors of Distributor and misappropriation by third parties from Distributor, its agents, subcontractors or employees and keep the same free and clear from all such claims, liens, processes and misappropriation.

6.2. Restrictions. Distributor shall not, and shall not permit any third party to, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to the Products or create Improvements of, decompile, reverse engineer, disassemble or otherwise attempt to derive source code or object code from the Products, except as explicitly permitted under this Agreement or otherwise agreed in writing or to the extent such a restriction is expressly limited or prohibited by applicable law. Distributor shall not market, sell, license or distribute the Software on a stand-alone basis or otherwise separate the Software from the Products.

6.3. Use of Trademarks. Distributor may use the product names and the associated trademarks, service marks, tradenames and logos of Company and its licensors (the “Licensed Trademarks”) in Distributor’s advertising and promotional media solely for the purpose of marketing the Products, provided: (i) that Distributor conspicuously indicates in all such media that such Licensed Trademarks are trademarks of Company and its licensors; and (ii) that Distributor submits all such media to Company for prior approval, which approval may be granted or withheld in Company’s sole discretion. Distributor shall not register as its own, or adopt, use or attempt to register any trademark or service mark that is confusingly similar to the Licensed Trademarks. Upon termination of this Agreement for any reason, Distributor will immediately cease all use of such Trademarks. Distributor will not challenge any Intellectual Property Rights claimed by Company or its licensors in the Licensed Trademarks. All goodwill associated with Distributor’s use of the Licensed Trademarks shall inure to the benefit of Company or its licensors, as applicable. Company may use Distributor’s name and associated trademarks, service marks, tradenames and logos in connection with Company advertising and promotional media.

7.	Warranty and Disclaimers.

7.1. Limited Warranty. Company’s limited warranties to End Users for the Products are stated in the End User Agreement or Pre-Existing End User Terms, as applicable. Distributor covenants to Company that it will not attempt to make or pass on to End Users any warranty or representation on behalf of Company or Company’s licensors, other that the limited warranties contained in the End User Agreement or Pre-Existing End User Terms, as applicable, without Company’s express written consent in each instance, which consent may be granted or withheld in Company’s sole discretion.

7.2. Disclaimer of Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES MADE DIRECTLY TO END USERS IN THE END USER AGREEMENT or Pre-Existing End User Terms, as applicable, and except to the extent prohibited by applicable LAw, NEITHER COMPANY NOR ITS Affiliates, nor its or their SUPPLIERS or licensors MAKE ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OR REPRESENTATIONS WITH RESPECT TO ANY PRODUCTS PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. COMPANY ALSO MAKES NO WARRANTY REGARDING NONINTERRUPTION OF USE OR FREEDOM FROM BUGS.

8. Limitation of Liability. Except to the extent prohibited by applicable Law, IN NO EVENT SHALL COMPANY, its affiliates, OR ITS or their SUPPLIERS OR LICENSORS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH the products or THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). COMPANY’S, its Affiliates’ AND ITS and their SUPPLIERS’ and Licensors’ AGGREGATE TOTAL AND CUMULATIVE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE PAID BY DISTRIBUTOR FOR PRODUCTS DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE LIMITATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY EVEN IF COMPANY, its affiliates OR ITS or their SUPPLIERS OR LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

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9.	Distributor Representations and Warranties; Anti-Corruption; Government Restricted Rights.

9.1. General Representations. Distributor represents and warrants that: (i) it has complied at all times prior to the Effective Date, and shall comply during the Term of this Agreement, with all laws and regulations applicable to Distributor with respect to the marketing, promotion, licensing, purchase, sale, distribution and use of the Products hereunder; (ii) it has made, obtained and maintained at all times prior to the Effective Date, and shall make, obtain and maintain at all times during the Term of this Agreement, all filings, registrations, licenses and permits required under applicable law, regulation or order required for Distributor to perform its obligations under this Agreement; (iii) it has the full corporate power and authority to execute this Agreement and perform its obligations hereunder; (iv) the execution, delivery and performance of this Agreement will not result in the breach or violation of any law or regulation applicable to it or any contract or commitment by which it is bound and (v) neither Distributor, Distributor’s affiliates, nor any of the directors, administrators, officers, board of directors (supervisory and management), members or employees of Distributor or Distributor’s affiliates are the subject or target of any Sanctions (defined below).

9.2. FCPA and Anticorruption Laws. Distributor acknowledges that it is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and has complied at all times prior to the Effective Date and agrees to comply during the Term of this Agreement, with its terms as well as any provisions of local law or Company’s corporate policies and procedures related thereto. Distributor further understands the provisions relating to the FCPA prohibitions regarding the payment or giving of anything of value, including but not limited to payments, gifts, travel, entertainment and meals, either directly or indirectly, to an official of a foreign government or political party for the purpose of influencing an act or decision in his or her official capacity or inducing the official to use his or her party's influence with that government, to obtain or retain business involving the Products. Distributor agrees to not violate or knowingly let anyone violate the FCPA, and Distributor agrees that no payment it makes will constitute a bribe, influence payment, kickback, rebate, or other payment that violates the FCPA or any other applicable anticorruption or antibribery law.

9.3. Export Control. Distributor represents and warrants that it has complied at all times prior to the Effective Date, and shall comply during the Term of this Agreement, with all laws and regulations applicable to Distributor with respect to the purchase, sale and use of the Products.  Distributor further acknowledges and agrees that the Products purchased, and Software licensed, under this Agreement may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder. Distributor agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  Specifically, Distributor covenants that it shall not, directly or indirectly, sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, or technology (including products derived from or based on such technology) received from Company under this Agreement to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.  These prohibitions include, but are not limited to the following:  (i) the Products cannot be exported or re-exported to any countries embargoed by the United States which includes nationals of these countries employed by Distributor; (ii) the Products cannot be exported or re-exported for military use in country group ‘b’ prior to valid ‘export license’ or valid ‘license exception’; (iii) engineers cannot have access to Company’s proprietary encryption source code; and (iv) the Products cannot be used for any prohibited end uses including any ‘nuclear, biological or chemical weapon related activities’.  Distributor agrees to notify Company of any suspicious activities by any employee related to the Products.  Distributor agrees to indemnify, to the fullest extent permitted by law, Company from and against any fines or penalties that may arise as a result of Distributor’s breach of this provision.  This export control clause shall survive termination or cancellation of this Agreement.

9.4. Government Restricted Rights. The Products, Software and Documentation are commercial items and, to the maximum extent permitted under applicable law, any use, modification, reproduction, release, performance, display or disclosure of the Products, Software and Documentation by the any government agency or body of any nation shall be governed solely by the terms of this Agreement and any applicable End User Agreement or Pre-Existing End User Terms, as applicable, and shall be prohibited except to the extent expressly permitted by the terms of this Agreement and any applicable End User Agreement or Pre-Existing End User Terms, as applicable.

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9.5. OFAC. Distributor agrees that, in connection with this Agreement and the Products, it will not contract with or otherwise do business with any individual, company, organization or other entity, or with, in or involving any country or territory (including North Korea, Cuba, Iran, Sudan, Syria, and Crimea), that is the subject or target of any U.S. or other national government financial and economic sanctions or trade embargoes or otherwise identified on a list of prohibited, sanctioned, debarred, or denied parties, including those imposed, administered or enforced from time to time by the U.S. government through the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury, the Bureau of Industry and Security (“BIS”) of the U.S. Department of Commerce, or the U.S. Department of State, the United Nationals Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), without having first obtained any required license or other government authorization or in any manner which would result in a violation of Sanctions by Company or Distributor.

10. Indemnification. Distributor will indemnify, defend and hold the Company and its affiliates, and their officers, shareholders, directors, employees and agents harmless from and against, any claims, losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “Claims”) (including without limitation Claims brought by End Users) arising out of or in connection with: (i) Distributor’s marketing, sale and/or distribution of the Products prior the Effective Date, (ii) Distributor’s breach of any of its representations, warranties, covenants or obligations contained in this Agreement; (iii) the gross negligence or willful misconduct of Distributor; (iv) Distributor’s relationship with its End Users; (v) any modification or alteration by Distributor of the Products; and (vi) any additional representation or warranty not authorized hereunder and offered by Distributor without the express written consent of Company.

11. Confidentiality. Distributor acknowledges that, in connection with this Agreement and/or the Products, Distributor may receive Company Confidential Information. “Company Confidential Information” means all non-public information that is either designated as proprietary and/or confidential, or by the nature of the circumstances surrounding disclosure, should reasonably be understood to be confidential, including without limitation all pricing information and trade secrets related to the Products and any Product testing competitive benchmarking or information related thereto. Distributor agrees that it shall hold in strict confidence and not use (except in the performance hereof) or disclose to any third party any Company Confidential Information without Company’s prior written consent and only to the extent such third parties have executed written agreements with confidentiality obligations as least as restrictive as those herein protecting the Company Confidential Information. Nothing contained in this Agreement shall be construed as granting or conferring rights by license or otherwise in any Company Confidential Information. Distributor shall not copy, reverse engineer, disassemble, create any works from, or decompile any prototypes, software or other tangible objects which embody the Company Confidential Information and/or which are provided to Distributor hereunder. Company Confidential Information shall not be reproduced in any form except as required to accomplish the purposes and intent of this Agreement. Distributor shall promptly notify Company of any actual or suspected misuse or unauthorized disclosure of the Company Confidential Information. Distributor agrees that monetary damages for breach of confidentiality under this Section may not be adequate and that Company shall be further entitled to injunctive relief or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof. The foregoing confidentiality provisions shall not apply where Distributor can demonstrate by competent written evidence that the information: (i) was previously known to Distributor at the time of disclosure, free of any obligation to keep it confidential; (ii) became publicly known through no wrongful act of the receiving party; or (iii) was rightfully received by Distributor from a third-party who was not bound under any confidentiality provisions. Distributor may also make disclosures to the extent required by law or court order, provided that Distributor provides Company prompt notice of such requirement and uses reasonable efforts to obtain confidential treatment.

12. Term and Termination.

12.1. Term. Unless otherwise terminated in accordance with this Section 12, this Agreement shall commence on the Effective Date and shall remain in effect until one (1) year from the Effective Date which period shall automatically be extended thereafter for successive one (1) year periods unless, at least thirty (30) days prior to the end of the initial term of this Agreement or the then current succeeding one-year extended term of this Agreement, either party provides notice that it does not wish to extend this Agreement (the “Term”).

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12.2. Termination for Convenience. Either party may terminate this Agreement without cause by providing at least ninety (90) days’ prior written notice to the other party.

12.3. Termination for Cause. If either party breaches this Agreement and fails to cure such breach within thirty (30) days (ten (10) days in the case of nonpayment by Distributor) after receiving written notice of the breach, the non-breaching party shall have the right to terminate this Agreement at any time. Either party may terminate this Agreement, effective immediately upon written notice, if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within sixty (60) days.

12.4. Effect of Termination. If this Agreement is terminated, then: (i) Distributor shall at its expense promptly return all Company Confidential Information; and (ii) all of Distributor’s rights and licenses with respect to the Products shall terminate, provided that each license granted to an End User with respect to the Products in accordance with this Agreement shall survive in accordance with the terms of the Pre-Existing End User Terms and/or End User Agreements, as applicable, and, at Company’s sole discretion, Distributor shall cooperate to transition End User relationships to Company. Notwithstanding the forgoing, if this Agreement is terminated due to Distributor’s uncured breach hereunder, Company may, in its sole discretion, terminate any Pre-Existing End User Terms and/or End User Agreement. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement, whether or not such party is aware of any such damage, loss or expenses; provided that termination shall not relieve either party of any obligations incurred prior to the date of termination.

12.5. Survival. The provisions of Sections 1, 3.7, 3.8, 5.2, 5.3, 6, 7, 8, 9, 10, 11, 12.4, 12.5 and 14 through 18 of this Agreement, and all payment obligations incurred during the term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

13. Assignment. Distributor shall not have any right or ability to assign, transfer, or sublicense any obligation or benefit under this Agreement without Company’s prior written consent and any attempt to do so shall be void. Company may, in its sole discretion, assign all or part of this Agreement. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties’ respective successors and permitted assigns.

14. Governing Law and Jurisdiction. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof, and without regard to the United Nations Convention on the International Sale of Goods or the Uniform Computer Information Transactions Act. The parties shall meet and attempt to resolve in good faith any and all disputes under this Agreement. Any disputes, controversies and claims arising out of or relating to this Agreement that are not resolved by good faith negotiation between the parties shall be settled and determined by binding arbitration in Santa Clara County, California, before a panel of one (1) arbitrator pursuant to the Commercial Rules of the American Arbitration Association. Each party shall have no more than three (3) days to present its case to the arbitrator. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The parties agree that the arbitrator shall have the power to award damages. Notwithstanding the foregoing, either party shall have the right at any time to seek injunctive relief from a court of competent jurisdiction.

15. Relationship. Distributor is an independent contractor of Company under this Agreement. Nothing arising from this Agreement shall constitute or create any joint venture, partnership, agency, employment or franchise between the parties. All financial obligations associated with Distributor’s business are the responsibility of Distributor. All sales and other agreements between Distributor and its End Users are Distributor’s exclusive responsibility.

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16. Force Majeure. Except with respect to the payment obligations hereunder, neither party shall be responsible for any non-performance or delay (except for delay in payment) attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, government actions, war, civil disturbance, insurrection, sabotage, terrorist acts, labor shortages or disputes, failure or delay in delivery by a party’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, pandemics, epidemics, or the other party’s fault or negligence.

17. Notice. All notices required or permitted under this Agreement will be sent in writing to the addresses set forth above and will be deemed received when: (i) delivered personally; (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or six (6) days for international mail); (iii) one (1) day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt; or (iv) sent by e-mail to notices@grafiti.com if to Company, or the designated email address set forth above if to Distributor (or to such other email address as a party may designate by written notice to the other parties) on the business day sent (or next business day if not sent on a business day or not sent during normal business hours of the recipient), provided the sender produces a record of transmission if requested by the addressee.

18. Miscellaneous. This Agreement, including its Terms and Conditions and Exhibits and all documents incorporated by reference, supersede all prior communications, transactions, and understandings, whether oral or written, and, together with any End User Agreement or Pre-Existing End User Terms, as applicable, constitute the sole and entire agreement between the parties pertaining to the subject matter hereof. No modification, addition or deletion, or waiver of any of the terms and conditions of this Agreement, including this sentence, shall be binding on either party unless made in a non-preprinted agreement clearly understood by both parties to be a modification or waiver, and signed by a duly authorized representative of each party. If any portion of this Agreement is held to be invalid or unenforceable, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement. No party is authorized to act as agent for the other party hereunder except as expressly stated in this Agreement. The terms and provisions of this Agreement are intended solely for the benefit of each of the parties and their respective successors and/or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other entity except as expressly set forth herein. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties represent and warrant that this Agreement is executed by duly authorized representatives of each Party as set forth below on the date stated above.

GRAFITI LLC		DISTRIBUTOR – Grafiti Limited

Signature:	/s/ Shirish Tangirala	Signature:	/s/ Nadir Ali
Name: Shirish Tangirala		Name: Nadir Ali
Title: COO		Title: CEO
Date: July 19, 2024		Date: July 19, 2024

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EXHIBIT A

DISTRIBUTOR SCHEDULE

(Non-Exclusive Territory)

Distributor Territory (Geography and/or Market Vertical):

Distributor acknowledges that its appointment under this Agreement is non-exclusive and nothing in this Agreement shall limit in any manner Company’s marketing, distribution or sales activities or its right to market, distribute or sell, directly or indirectly, or appoint any other person or company as a distributer, Distributor, licensee or agent for the Products, within or outside the Territory.

Company’s Software is defined, pursuant to this Agreement, to mean the following software packages: SigmaPlot, SigmaStat, Systat, PeakFit, TableCurve2D, TableCurve3D and SigmaScan PRO, SigmaPlot NG, Grafiti, Grafiti Classroom.

Minimum Distributor Marketing and Sales Requirements:

Marketing: Carry out all the required Marketing Activities, mutually agreed upon at the start of each calendar year by Distributor and Company, to promote above mentioned products.

Sales: Subject to Distributor achieving revenue (accounted for consistent with historical practices in accordance with US GAAP) at a minimum amount of $450,000 aggregated across all regions set forth below, Distributor shall be entitled to a minimum discount of 10%, up to a maximum of 50% as agreed by Company on a per Purchase Order basis.

Regions: United Kingdom and such other territories as the Company and Distributor may agree. The list of mutually agreed upon territories at the time of this Agreement are listed below.

1.	France

2.	Switzerland

3.	Czech Republic

4.	Poland

5.	Finland

6.	Italy

7.	Romania

Company and Distributor acknowledge and agree that, if Distributor does not meet the Minimum Marketing and Sales Requirements set forth above in any given quarterly period, Company, at its sole discretion and option, (a) shall immediately have grounds to terminate this Agreement for cause pursuant to Section 12.3 of this Agreement, or (b) may lower Distributor’s pricing discount set forth above.

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